                                                                      Exhibit 99


                       GULF STATES STEEL, INC. OF ALABAMA

                                  BUSINESS PLAN

                             FISCAL YEARS 2000-2005

Forward - Looking Statements

      This Business Plan contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The words such as "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. Such statements are based on management's current assumptions and expectations and are subject to a number of factors and uncertainties which could cause actual results or business conditions to differ materially from those described in the forward-looking statements. There can be no assurance that actual results or business conditions will not differ materially from those anticipated or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the size and timing of significant orders, as well as deferral of orders, over which the Company has little control; the variation in the Company's sales cycles from customer to customer; increased competition posed by other steel producers, both domestic and foreign; changes in pricing policies by the Company and its competitors; the need to secure or build manufacturing capacity in order to meet demand for the Company's products; the Company's success in expanding its sales programs and its ability to gain increased market acceptance for its existing product lines; the renewed increase of foreign steel imports at extremely low prices; the continued access to and adequacy financing and liquidity; the gain or loss of significant customers; the ability to complete the Company's capital improvement program and successfully produce its products; shortages in the availability of raw materials from the Company's suppliers; fluctuations in price and availability of energy; the costs of environmental compliance and the impact of government regulations; the Company's relationship with its work force; the restrictive covenants and tests contained in the Company's debt instruments, which could limit the Company's operating and financial flexibility; adverse developments arising from the Company's Chapter 11 proceedings; the Company's ability to successfully reorganize under Chapter 11; and general economic conditions.

      The following projections were prepared internally by the Company's management. Due to factors and variables both within and outside management's control and because events and circumstances frequently do not occur as expected, there may be material differences between projected and actual results. The Company will not update the financial projections for events or circumstances after the date hereof.

                         PROJECTED FINANCIAL STATEMENTS

Gulf States' forecast is predicated upon management's best estimate of future market share and pricing recovery . Management believes that its long-term business strategy will be achieved through substantial capital expenditures funded with proceeds from the proposed guaranteed financing and operating earnings.

The financial projections presented were prepared by the management of Gulf States as of January 2000, and are based on management's best estimate and certain assumptions outlined below. Projections, by their nature, are based on estimates and assumptions that are subject to change based on significant economic and competitive factors beyond Gulf States' control.

ASSUMPTIONS:

1. The Asian economies gradually improve and no significant economic slowdowns occur in the United States during the five-year projection period.

2. Total 1999 volume was 845,902 tons. Sales volumes steadily increase throughout fiscal year 2000 to reflect a continuing reduction of imports as the Asian economies improve. Total 2000 volume is 1.0 million tons. Sales volumes gradually increase from this level to 1.45 million tons in 2004. In 2005, volume levels off at 1.44 million tons. The increase from 2000 through 2005 reflects plant capital and productivity improvements and the impact of implementing customer service and partnering arrangements during these years.

3. Average selling prices were reviewed with an outside steel consultant, Beddows & Company. The prices increase to $382, $412 and $422 per ton for 2000, 2001 and 2002, respectively as a result of: (i) decreased imports in 2000; (ii) increased volumes of higher-priced galvanized sales in 2001 (resulting from capital improvements to the cold mill, annealing and galvanizing line); and (iii) increased volumes of higher-priced plate sales in 2001 (resulting from capital improvements to the plate mill), partially reduced by the impact of the opening of new plate mini-mills in North Carolina and Mobile, Alabama. Beginning in 2003, average market selling prices will decrease throughout the steel industry at a rate of about 1% per year. Gulf States' prices are $423, $422, and $421 in 2003 through 2005, respectively.

4. Standard production costs are projected to decrease from $349 in 1999 to $345 in 2000, and $340, $340, $333, $335, and $333 in 2001 through 2005, respectively as a result of increased production levels, plant capital and productivity improvements, reductions in certain labor and labor-related costs, as reflected in a new five-year union agreement, and a change in the product mix to a greater proportion of lower-cost products.

5. Profit sharing expense, previously 26.25% (i.e., 16.5% union and 9.75% non-union) of net income before profit sharing and tax expense is forecast at zero, reflecting the terms of a proposed new labor agreement.

6. Reorganization expenses are forecast under the assumption that the reorganization plan will be implemented on July 1, 2000.

7. The Preferred Supplier Credit Enhancement Fee is forecast assuming that $10 million of credit qualifies for the program.

8. Income taxes are computed at 38% of income, assuming no net operating loss carry-forward from periods prior to the time the Company is reorganized.

9. Historic, rather than fresh-start accounting, is used throughout the projection period.

10. Retiree health benefits reflect amounts estimated under Statement of Financial Accounting Standard 106 by Gulf States' actuary, Watson Wyatt & Company, on November 30, 1998. These estimates were based on a discount rate of 7% and on data, provisions, and health care rates as of November 1, 1997. The actuarial report covers the period through 2003. Gulf States estimated amounts for 2004 through 2005 using a 6% annual increase in the accrual and a $125,000 annual increase in the benefit payment amounts.

11.   Claims subject to compromise are frozen throughout the forecast period.

12. Beginning July 1, 2000, the new working capital facility will use advance rates of 85% of eligible Accounts Receivable and 65% on eligible raw materials and eligible finished goods inventory (60% on semi-finished steel).

13. Beginning July 1, 2000, the Company will borrow $90 million on a Term Loan and will have the ability to borrow up to an additional $40 million as a Capital Expenditures line, with both loans guaranteed pursuant to the federal loan guarantee program established by the Emergency Steel Loan Guarantee Act of 1999.

GULF STATES STEEL, INC. OF ALABAMA
BUSINESS PLAN FINANCIAL PROJECTION
PROJECTED INCOME STATEMENTS (in 000s)

                                                         Forecast     Forecast    Forecast    Forecast    Forecast    Forecast
                                                           2000         2001        2002        2003        2004        2005
                                                           ----         ----        ----        ----        ----        ----
REVENUES                                                 $387,915     $453,444    $481,898    $597,527    $617,591    $613,195

COST OF SALES                                            $361,054     $382,520    $395,735    $483,073    $504,805    $503,367
                                                      ------------------------------------------------------------------------

  GROSS MARGIN                                            $26,861      $70,924     $86,163    $114,454    $112,786    $109,828

GENERAL OVERHEAD:

Selling, general & administrative                          16,627       17,700      18,230      18,761      19,293      19,826
Preferred supplier credit enhancement fee                   1,150        2,200       1,650          --          --          --

                                                      ------------------------------------------------------------------------

OPERATING CASH FLOW (before reorganization expense)        $9,084      $51,024     $66,283     $95,693     $93,493     $90,002

Reorganization expense                                     10,736           --          --          --          --          --

                                                      ------------------------------------------------------------------------

EBITDA                                                    ($1,652)     $51,024     $66,283     $95,693     $93,493     $90,002

Depreciation and Amortization (using historical cost)      22,759       28,819      36,339      41,865      43,934      45,153
Interest expense for Working Capital,
     Term and Capital Expenditure Loans                     7,934        8,406       8,266      12,781      11,044      11,333

                                                      ------------------------------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAX                          ($32,345)     $13,799     $21,678     $41,047     $38,515     $33,516

Income tax                                                     --        2,173       8,238      15,598      14,636      12,736

                                                      ------------------------------------------------------------------------

NET INCOME (LOSS)                                        ($32,345)     $11,626     $13,440     $25,449     $23,879     $20,780
                                                      ========================================================================

GULF STATES STEEL, INC. OF ALABAMA
BUSINESS PLAN FINANCIAL PROJECTION
PROJECTED BALANCE SHEETS (in 000s)

                                              Forecast   Forecast   Forecast   Forecast   Forecast   Forecast
                                                2000       2001       2002       2003       2004       2005
                                                ----       ----       ----       ----       ----       ----
ASSETS:
Cash                                           $15,000    $15,000    $10,000    $10,000    $25,615    $10,000
Accounts receivable                             36,716     40,434     43,069     53,774     55,632     55,225
Inventory                                       47,492     45,902     47,488     57,969     60,577     60,404
Deferred tax assets                              2,860      2,860      2,860      2,860      2,860      2,860
Other current assets                             4,577      2,513      2,579      2,647      2,716      2,790
                                            -----------------------------------------------------------------
      Current assets                           106,645    106,709    105,996    127,250    147,400    131,279

Net fixed assets                               193,906    236,463    300,304    284,360    263,357    239,427

Loan costs (DIP term loan, working capital)      7,301      5,758      4,215      2,672      1,129        100
                                            -----------------------------------------------------------------

  TOTAL ASSETS                                $307,852   $348,930   $410,515   $414,282   $411,886   $370,806
                                            =================================================================

LIABILITIES AND EQUITY:
Accounts payable                               $33,242    $33,668    $34,831    $42,519    $44,431    $44,305
Other current liabilities                       21,959     21,757     20,147     18,553     17,995     18,570
                                            -----------------------------------------------------------------
      Current liabilities                       55,201     55,425     54,978     61,072     62,426     62,875

Working capital revolver                         7,381      8,747     46,158     23,004         --     41,389
Term loan                                       90,000     90,000     84,508     79,015     73,523         --
Capital Expenditure Line                            --     25,000     38,474     36,033     33,592         --
Retiree health benefits                         10,192     13,254     16,453     19,765     23,073     26,490
Deferred tax liabilities                         2,860      2,860      2,860      2,860      2,860      2,860
Claims subject to compromise                   233,647    233,447    233,447    233,447    233,447    233,447
                                            -----------------------------------------------------------------

  Total liabilities                            399,281    428,733    476,878    455,196    428,921    367,061
                                            -----------------------------------------------------------------

EQUITY (DEFICIT)                               (91,429)   (79,803)   (66,363)   (40,914)   (17,035)     3,745
                                            -----------------------------------------------------------------

TOTAL LIABILITIES AND EQUITY (DEFICIT)        $307,852   $348,930   $410,515   $414,282   $411,886   $370,806
                                            =================================================================

GULF STATES STEEL, INC. OF ALABAMA
BUSINESS PLAN FINANCIAL PROJECTION
PROJECTED CASH FLOW STATEMENTS (in 000s)

                                                   Forecast   Forecast   Forecast   Forecast   Forecast   Forecast
                                                     2000       2001       2002       2003       2004       2005
                                                     ----       ----       ----       ----       ----       ----
OPERATING ACTIVITIES:
  Net income (loss)                                 (32,345)    11,626     13,440     25,449     23,879     20,780
  Depreciation and Amortization                      22,797     28,819     36,339     41,865     43,934     45,153
                                                   ---------------------------------------------------------------
                                                     (9,548)    40,445     49,779     67,314     67,813     65,933

  Changes in operating assets and liabilities:
  (Increase)Decrease in A/R                            (994)    (3,718)    (2,634)   (10,705)    (1,858)       407
  (Increase)Decrease in Inventories                  (9,631)     1,589     (1,586)   (10,481)    (2,608)       173
  (Increase)Decrease in Other Current Assets         (2,631)     2,065        (66)       (68)       (70)       (73)
  Increase(Decrease) in Prepetition Debt             (2,135)      (200)        --         --         --         --
  Increase(Decrease) in A/P                          13,447        426      1,163      7,687      1,913       (127)
  Increase(Decrease) in Other Current Liabilities      (921)      (202)    (1,610)    (1,595)      (558)       574
                                                   ---------------------------------------------------------------
  Net Cash Provided (Used) by Operations            (12,413)    40,405     45,046     52,152     64,632     66,887
                                                   ---------------------------------------------------------------

INVESTING ACTIVITIES:
  Capital Expenditures on Plant and Equipment       (23,904)   (69,833)   (98,637)   (24,377)   (21,388)   (20,194)
                                                   ---------------------------------------------------------------
  Cash Used in Investing Activities                 (23,904)   (69,833)   (98,637)   (24,377)   (21,388)   (20,194)
                                                   ---------------------------------------------------------------

FINANCING ACTIVITIES:
  Proceeds/(Repayments) of Revolving
       Credit Facility                               30,842      1,366     37,410    (23,154)   (23,004)    41,390
  Proceeds/(Repayments) of Term Loan                  2,544         --     (5,492)    (5,492)    (5,492)   (73,523)
  Proceeds/(Repayments) of Equipment Financing           --     25,000     13,474     (2,441)    (2,441)   (33,592)
                                                   ---------------------------------------------------------------
  Cash Provided (Used) by Financing Activities       33,386     26,366     45,392    (31,087)   (30,937)   (65,725)
                                                   ---------------------------------------------------------------

  Other - Noncurrent Employee Benefits                2,717      3,062      3,199      3,312      3,308      3,417
                                                   ---------------------------------------------------------------
Period Cash Flow                                       (214)        --     (5,000)        --     15,615    (15,615)
                                                   ---------------------------------------------------------------

Beginning cash                                       15,214     15,000     15,000     10,000     10,000     25,615
                                                   ---------------------------------------------------------------

Ending cash                                          15,000     15,000     10,000     10,000     25,615     10,000
                                                   ===============================================================

GULF STATES STEEL, INC. OF ALABAMA
BUSINESS PLAN FINANCIAL PROJECTION
PROJECTED PROPERTY, PLANT & EQUIPMENT (in 000s)

                                                 Forecast  Forecast  Forecast  Forecast  Forecast  Forecast
                                                   2000      2001      2002      2003      2004      2005
                                                   ----      ----      ----      ----      ----      ----
          PROPERTY, PLANT & EQUIPMENT ADDITIONS

          STRATEGIC FACILITY ADDITIONS
Plate Mill                                            364        --        --        --        --        --
HAGC, WR Bending, Plan View Rolling                   200     7,600     2,200        --        --        --
Normalizing                                            --        80     5,220     2,700        --        --
Increased Heating                                     150       850        --        --        --        --

1000 PIW Project (Hot Mill)                           150     9,350    34,050     2,450

Cold Mill
New Galvanize Line                                    200    17,700     7,100        --        --        --
New Pickle Line                                        --     6,800    29,700     3,500        --        --
Tandem Mill Upgrade                                    --        --        --        15     3,605     6,380
Tandem Mill Cleaning System                            --        --       500     1,500        --        --
Coil Anneal Upgrade                                    --        --        --       150     6,450     1,400
4 HI Temper Mill Upgrade                               --        --        --        --       350       650

Electric Arc Furnace                                   --        --        --        --        --        80
No. 2 Caster                                           --        --        --        --        --       180
No. 2 LMF                                              --        --        --        --        --        80

Blast Furnace                                       8,550     7,200        --        --        --        --
Melt Shop                                             200       800        --        --        --        --
Caster                                                800     2,200       500        --        --        --

                                                -----------------------------------------------------------
Total Strategic Facility Additions                $10,614   $52,580   $79,270   $10,315   $10,405    $8,770
                                                -----------------------------------------------------------

                   GENERAL PLANT

General                                            10,727     9,530     8,620     9,000     8,580     8,720
Environmental Requirements                          2,555     5,770     5,420     3,610     1,920     2,080

                                                -----------------------------------------------------------
Total Primary & General Plant Additions           $13,282   $15,300   $14,040   $12,610   $10,500   $10,800
                                                -----------------------------------------------------------

Capitalized Interest                                    8     1,953     5,327     1,452       483       624

                                                -----------------------------------------------------------
TOTAL CAPITAL IMPROVEMENTS                        $23,904   $69,833   $98,637   $24,377   $21,388   $20,194
                                                ===========================================================